Exhibit 10.7

[Form for Employees]
ATLANTICUS HOLDINGS CORPORATION
RESTRICTED STOCK UNIT AGREEMENT
PLAN: Atlanticus Holdings Corporation 2014 Equity Incentive Plan
NUMBER OF RESTRICTED STOCK UNITS:
DATE OF GRANT:
THIS RESTRICTED STOCK UNIT AGREEMENT, made and entered into this          day of              , 20       , by and between ATLANTICUS HOLDINGS CORPORATION, a Georgia corporation (“Atlanticus”), and                      (the “Grantee”);
W I T N E S S E T H:
WHEREAS, the Atlanticus Holdings Corporation 2014 Equity Incentive Plan (the “Plan”) has been adopted by Atlanticus; and
WHEREAS, the Plan authorizes the Compensation Committee (“Committee”) to cause Atlanticus to enter into a written agreement with the Grantee setting forth the form and the amount of any award and any conditions and restrictions of the award imposed by the Plan and this Agreement; and
WHEREAS, the Committee desires to make an award to the Grantee consisting of Restricted Stock Units.
NOW, THEREFORE, in consideration of the mutual covenants contained herein, and other good and valuable consideration, including that provided under any non-compete or similar agreement, the receipt and sufficiency of which are hereby acknowledged, Atlanticus and the Grantee hereby agree as follows:
1. General Definitions. Any capitalized terms herein shall have the meanings set forth in the Plan, and, in addition, for purposes of this Restricted Stock Unit Agreement, each of the following terms, when used herein, shall have the meanings set forth below:
(a) “Atlanticus” or “Company” shall mean Atlanticus Holdings Corporation.
(b) “Common Stock” shall mean the common stock of Atlanticus, no par value per share.
(c) “Disability” shall have the meaning set forth in Section 22(e)(3) of the Code.
(d) “Restricted Stock Units” or “RSUs” shall mean the number of Restricted Stock Units set forth on page 1 of this Restricted Stock Unit Agreement.
(e) “Tax Withholding” shall mean the minimum amount that Atlanticus determines is required under applicable federal, state or local law to be withheld and paid over to governmental taxing authorities by reason of the delivery of shares of Common Stock pursuant to the Restricted Stock Units.
(f) “Vesting Date” shall mean the date that all conditions and restrictions imposed upon the Restricted Stock Units granted in accordance with this Restricted Stock Unit Agreement, including vesting pursuant to Section 3, are completely satisfied and the applicable Restricted Stock Units become vested, earned and payable.
2. Grant of Units. Upon the terms and subject to the conditions and limitations hereinafter set forth, the Grantee has been awarded the Restricted Stock Units. Each Restricted Stock Unit corresponds to one share of the Common Stock of the Company. Until the Vesting Date, the Restricted Stock Units represent an unsecured promise of the Company to deliver, and the right of the Grantee to receive, one share of Common Stock of the Company at the time and on the terms and conditions set forth herein for each Restricted Stock Unit that becomes vested, earned and payable. As a holder of RSUs, the Grantee only has the rights of a general unsecured creditor of the Company. Upon the terms and subject to the conditions and limitations herein set forth, the Grantee shall receive on the Vesting Date one share of the Common Stock of the Company for each Restricted Stock Unit that then becomes vested, earned and payable. Subject to Section 4, as soon as administratively practicable (and no later than 30 days) after the Vesting Date, the shares of Common Stock shall be issued to the Grantee as unlegended shares of

Common Stock. Any Restricted Stock Units that do not or cannot become vested, earned and payable pursuant to Section 3 shall be forfeited to Atlanticus.
3. Vesting. Subject to the terms, conditions, and limitations set forth herein, the Vesting Date for the Restricted Stock Units shall occur on [the third anniversary of the Date of Grant (and on such date the Restricted Stock Units shall become 100% vested, earned and payable)], provided that the Grantee is a full-time employee of Atlanticus (or one of its Affiliates) from the Date of Grant through the applicable date. [In addition, until the Vesting Date, and provided that the Grantee is a full-time employee of Atlanticus (or one of its Affiliates) at the time of a “Change in Control,” any Restricted Stock Units that theretofore have not become vested, earned and payable shall immediately become vested, earned and payable upon a “Change in Control.”]

Notwithstanding the foregoing, any Restricted Stock Units that theretofore have not become vested, earned and payable shall immediately become vested, earned and payable upon termination by Atlanticus (or its Affiliates) of Grantee’s employment other than for Cause or in the case of the death or Disability of Grantee while employed by Atlanticus (or one of its Affiliates). A transfer of Grantee from Atlanticus to a subsidiary or vice versa shall not constitute a termination for these purposes.
Upon issuance of the shares of Common Stock, Atlanticus shall retain, and not issue, shares of Common Stock having a Fair Market Value, at the time of issuance, equal to the Tax Withholding, unless prior to the Vesting Date the Grantee has made arrangements satisfactory to Atlanticus regarding the payment of the Tax Withholding.
4. Transfer Subject to Compliance with Securities Laws. Notwithstanding the vesting of any Restricted Stock Units and delivery of shares of Common Stock thereunder, Grantee shall not be entitled to transfer any shares of Common Stock Grantee is issued except in compliance with applicable securities law.
5. No Right to Continued Employment. The grant evidenced hereby does not confer upon the Grantee the right to continued employment with Atlanticus or any Affiliate, nor shall it interfere with the right of Atlanticus or any Affiliate to terminate Grantee’s employment at any time.
6. Adjustment of RSUs. The number of Restricted Stock Units that may become vested hereunder shall be subject to adjustment from time to time by the Committee in accordance with the terms of the Plan in the event of certain changes in the Common Stock or certain corporate transactions affecting the number or value of the shares of Common Stock.
7. Miscellaneous.
(a) These Restricted Stock Units may only be transferred or assigned in accordance with the terms of the Plan.
(b) The terms of this Restricted Stock Unit Agreement shall be binding upon and shall inure to the benefit of any successors or assigns of Atlanticus and of the Grantee.
(c) The Grantee shall not be entitled to vote or to receive dividends with respect to any shares of Common Stock subject to any Restricted Stock Units until vesting of the Restricted Stock Units and issuance of the certificate representing such shares of Common Stock.
(d) This grant has been made pursuant to the Plan and shall be subject to, and governed by, the terms and provisions thereof. The Grantee hereby agrees to be bound by all the terms and provisions of the Plan. In the event of any conflict between the terms of the Plan and this Restricted Stock Unit Agreement, the provisions of the Plan shall govern.
(e) This Restricted Stock Unit Agreement shall be governed by the laws of the State of Georgia.
(f) Atlanticus covenants that it will at all times reserve and keep available, solely for purposes of issue upon vesting of these Restricted Stock Units, a sufficient number of shares of Common Stock to permit issuance of the shares of Common Stock in full on vesting of the Restricted Stock Units.
IN WITNESS WHEREOF, Atlanticus and the Grantee have executed this Restricted Stock Unit Agreement as of the day and year first above written.

ATLANTICUS HOLDINGS CORPORATION

By:

Its:

GRANTEE: